UNDERWRITING AGREEMENT

                                     BETWEEN

                              THE CANANDAIGUA FUNDS

                                       AND

                         ORBITEX FUNDS DISTRIBUTOR, INC.










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                             UNDERWRITING AGREEMENT


AGREEMENT made as of this ____ day of _____, 2002 by and between The Canandaigua Funds, (the "Trust"), and Orbitex Funds Distributor, Inc. (the "Underwriter").

                                   BACKGROUND

WHEREAS, the Trust is offering shares of beneficial interest (the "Shares") in an investment portfolio known as the "Canandaigua Equity Fund" and the "Canandaigua Bond Fund" which are a series of the Trust (the "Funds"); and

WHEREAS, the Trust is a non-diversified open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Underwriter is a corporation experienced in providing distribution services to mutual funds and possesses facilities sufficient to provide such services; and

WHEREAS, the Trust desires to avail itself of the experience, assistance and facilities of the Underwriter and to have the Underwriter perform for the Trust certain services appropriate to the operations of the Funds and the Underwriter is willing to furnish such services in accordance with the terms hereinafter set forth, the Trust and the Underwriter agree to the following terms.

                                      TERMS

A: DISTRIBUTION ACTIVITIES:

1. The Underwriter will receive orders from purchasers for, and the Funds will sell, issue and deliver from time to time to such purchasers, such part of the authorized shares of capital stock of the Funds remaining un-issued as from time to time shall be effectively registered under the Securities Act of 1933, as amended (the "1933 Act"), at prices determined as hereinafter provided and on the terms hereinafter set forth, all subject to applicable Federal and State laws and regulations and to the Declaration of Trust of the Trust.

2. The Underwriter shall present all orders received by it for Shares to the Funds by telegraphic or written purchase orders and each such order shall be subject to the acceptance or rejection by the Funds in the Funds' sole discretion.


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     2.1 Notwithstanding any other provision hereof, whenever in the judgment of the Funds such action is warranted by market, economic or political conditions or by abnormal circumstances of any kind, the Funds may suspend the offer of Shares in effect and may, without liability under any provision of this Agreement, decline to accept or confirm any orders or make any sales of Shares under this Agreement until such time as the Funds shall deem it advisable to resume the offering of such Shares, provided that as soon as practicable after the taking of any such action a special meeting of the Board of Trustees of the Trust shall be called to be held as soon as practicable thereafter to determine whether or not such action shall then continue to be effective, and the period during, or the circumstance under, which such action shall continue or cease to be effective. During any period during which the offer of Shares shall be suspended or the Funds shall decline to accept or confirm any such orders or make any such sales, the Funds shall be under no obligation to confirm or accept any such orders or make any such sale at any price.

     2.2 The Funds will use their best efforts to keep effectively registered under the 1933 Act for sale as herein contemplated such Shares as the Underwriter shall reasonably request and as the Securities and Exchange Commission (the "SEC") shall permit to be so registered.

3. Sales by the Underwriter shall be made as agent for the Funds and all such sales shall be made to or through qualified dealers or others in such manner, not inconsistent with the provisions hereof and the then effective registration statement of the Funds under the 1933 Act, (and related prospectus), as the Underwriter may determine from time to time.

4. All Shares offered for sale or sold by the Underwriter shall be so offered or sold at a price per share (the "Offering Price") equal to the net asset value per Share (determined as authorized from time to time by the Board of Trustees of the Trust pursuant to its charter).

     4.1 For the purpose of determining the Offering Price, the net asset value of any such Shares shall be so determined in accordance with the then current offering prospectus. The Funds, or the Funds' authorized agent, will promptly furnish to the Underwriter a statement of the Offering Price as often as such net asset value is determined and such statement shall, at the request of the Underwriter, show the basis of computation of the Offering Price.

     4.2 Orders presented by the Underwriter for Shares, if accepted by the Funds, shall be accepted and confirmed by the Funds or the Funds' duly authorized agent at the Offering Price in effect at the time of receipt of such order at the principal office of the Funds.

     4.3 The Underwriter will not in any event (a) offer for sale or sell Shares of capital stock in excess of the number then effectively registered under the1933 Act, and available for sale, or (b) offer for sale or sell any Shares in violation of any applicable Federal or State law, rule or regulation.

5. The Funds will execute any and all documents and furnish any and all information which may be reasonably necessary in connection with the qualification of the Shares of capital stock in such states as the Underwriter may reasonably request (it being understood that the Funds shall not be required without the Funds' consent to qualify to do business in any jurisdiction or to comply with any requirement which, in the Funds' opinion, is unduly burdensome). The Underwriter, at its own expense, will effect all qualifications as dealer or broker.



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6.    The Funds will furnish to the Underwriter from time to time such information with respect to the Shares as the Underwriter may reasonably request for use in connection with the sale of Shares. The Underwriter will not use, distribute, disseminate or authorize the use or distribution or dissemination by its dealers or others in connection with such sale of any literature, advertising or selling aids in any form or through any medium, written or oral, without prior written specific approval thereof by the Funds.

7. Nothing herein contained shall limit the right of the Funds, in their absolute discretion, to issue or sell Shares for such other considerations (whether in connection with the acquisition of assets or shares or securities of another corporation or entity or with the merger or consolidation of any other corporation into or with the Funds, or otherwise) as and to the extent permitted by the Funds' charter and any applicable laws, or to issue or sell any such Shares directly to the shareholders of the Funds, upon such terms and conditions and for such consideration, if any, as may be determined by the Board of Trustees, whether pursuant to the distribution of subscription or purchase rights to such holders or by way of dividends or otherwise.

8. At the request of the Funds, the Underwriter agrees to act as agent for the Funds for the repurchase or redemption of Shares of the Funds at such prices as the Funds from time to time shall prescribe.

9. In selling or reacquiring Shares, the Underwriter agrees to conform to the requirements of all state and Federal laws relating to such sale or reacquisition, as the case may be, and will indemnify and hold the Funds harmless from any damage or expense on account of any wrongful act by the Underwriter or any employee, representative or agent of the Underwriter. The Underwriter will observe and be bound by all the provisions of the charter of the Trust and any fundamental policies adopted by the Funds pursuant to the 1940 Act, or otherwise, notice of which has been given to the Underwriter.

10. Neither the Underwriter, any dealer nor any other person is authorized by the Funds to give any information or to make any representation other than those contained (a) in the latest effective registration statement (and related prospectus) filed with the SEC under the 1933 Act as such registration statement (and prospectus) may be amended from time to time, or (b) in any statement expressly authorized by the Funds for use in connection with any sale or reacquisition of Shares for the account of the Funds.

B. COMPENSATION AND OTHER:

1. In consideration of the agreements on the part of the Underwriter herein contained, the Underwriter shall receive payment in the amount of $22,750 per annum billed monthly, plus reimbursement of all reasonable out-of-pocket expenses incurred at the request of the Funds in fulfillment of its responsibilities in this Agreement.



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2.    This Agreement shall continue in effect until such time as there remains no unsold balance of Shares effectively registered under the 1933 Act; provided, however, that (a) this Agreement shall continue in effect for a period more than one year from the date hereof only so long as such continuance is specifically approved at least annually by the Board including by a majority of the "disinterested Trustees" or a majority of the outstanding voting securities of the Funds, and (b) either party hereto may terminate this Agreement on any date by giving the other party at least ninety (90) days prior written notice of such termination specifying the date fixed therefor.

     2.1 This Agreement shall automatically terminate in the event of its assignment by the Underwriter, the term "assignment" having the meaning defined in Section 2(a)(4) of the 1940 Act.

3. Any notice under this Agreement shall be in writing addressed and delivered by mail, postage prepaid, to the party to whom addressed at the address given below, or at such other address as such party shall theretofore have designated (by notice given to the other party as herein provided) in writing for the receipt of such notice:

TO THE FUNDS:                                   TO THE UNDERWRITER:
The Canandaigua Funds                           Ms. Ann Welsh
72 South Main Street                            Compliance Officer
Canandaigua, NY 14424                           Orbitex Funds Distributor, Inc.
Attn:  Robert Craugh                            14747 California Street
                                                Omaha, Nebraska 68154

IN WITNESS WHEREOF, the Trust and the Underwriter have each caused this Agreement to be executed on its behalf by an officer thereunto duly authorized on the day and year first above written.

The Canandaigua Funds                     Orbitex Funds Distributor, Inc.




By: _________________________             By: ___________________________
           Robert Craugh,                     Ann Welsh, Compliance Officer
           Chairman







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